SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 6, 2002

ACCEPTANCE INSURANCE COMPANIES INC.
(Exact name of registrant as specified in its charter)

                                      Delaware                        1-7461                            31-0742926
                              (State of Incorporation)   (Commission File Number)      (IRS Employer
                                                                                                                Identification Number)

535 West Broadway
Council Bluffs, Iowa 51503
(Address of Principal Executive Offices)
(Zip Code)

Registrant's Telephone Number, Including Area Code:
(712) 328-3918

   __________

Not applicable
(Former name or former address, if changed since last report)

Item 5.    Other Events.

ACCEPTANCE INSURANCE COMPANIES INC. ANNOUNCES
FIRST QUARTER 2002 RESULTS

For Immediate Release

(Council Bluffs, Iowa-May 6, 2002) Acceptance Insurance Companies Inc. (NYSE:AIF) announced today that the Company had a net after-tax loss of $4.3 million, or $0.30 per share, for the three months ended March 31, 2002. This compares with a net after-tax loss of $3.8 million, or $0.27 per share, for the three months ended March 31, 2001.

The Company's agricultural segment experienced a net after-tax underwriting loss for the first quarter of 2002 of $2.5 million, or $0.17 per share, compared with a net after-tax underwriting loss of $521,000, or $0.04 per share, for the three-month period ended March 31, 2001. The Company's property and casualty segment had a net after-tax underwriting loss of $1.2 million, or $0.08 per share, for the three month period ended March 31, 2002, compared with a net after-tax underwriting loss of $5.2 million, or $0.36 per share, for the same period in 2001.

The primary factor in the agricultural segment underwriting loss was excessive rain in cotton producing areas in the Southeastern United States, which delayed processing of the 2001 cotton harvest into 2002 and damaged the cotton before it could be processed, combined with lower commodity prices for cotton. Because of the increased indemnity payments, the Company reduced the underwriting profit share it expects to receive for the 2001 crop year under its primary reinsurance contract with the Federal Crop Insurance Corporation.

The Company will include estimated results from its 2002 multiple peril crop insurance operations in its financial statements for the fourth quarter of this year. Those results are not reflected in the first quarter earnings released today.

The Company said it also increased reserves, primarily for general liability claims, in its property and casualty segment by an after-tax amount of $540,000 as a result of its regular quarterly review of reserves. In the three-month period ending March 31, 2001, the Company increased reserves for its property and casualty segment by an after-tax amount of $315,000 and also recognized an after-tax charge of approximately $910,000 for a contractually required minimum ceded reinsurance premium and severance costs in an after-tax amount of approximately $830,000.

"Our indemnity payments to insured cotton producers this quarter resulted from an unusual combination of events, including too much rain at the wrong time and historically low prices for cotton," said Company Chief Executive Officer John E. Martin. "Situations like this demonstrate again why agricultural producers need and value the insurance products and services AmAg provides. Our Company's losses this quarter resulted directly from keeping our promise to insured producers and their agents to pay claims resulting from uncontrollable events."

The Company will hold a conference call for interested parties to discuss its first quarter results at 9:30 a.m. (Central) Tuesday, May 7, 2002. Interested parties may access the Company's conference call at 212.346.6475 five minutes before the call to insure timely participation. PostView is available from 11:30 a.m. (Central) May 7 to 11:30 a.m. (Central) May 8. To access PostView, dial 800.633.8284 or 858.812.6440 and enter reservation number 20551097.

Acceptance Insurance Companies Inc. is an insurance holding company providing agricultural risk management products and services throughout the United States. American Agrisurance, Inc. and American Growers Insurance Company are wholly owned subsidiaries of the Company.

This release includes forward-looking statements with respect to the expected future financial results of the Company's agricultural and property and casualty segments. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements, including factors noted in Acceptance's Form 10K for the year ended December 31, 2001, which are incorporated herein by this reference. The Company will not update or revise the forward-looking statements in this release even though the conditions or circumstances currently underlying those statements may materially change.

ACCEPTANCE INSURANCE COMPANIES INC.
Three Months Ended March 31, 2002 and 2001
(in thousands except per share data)

	2002	2001
Net premiums written	$ (761)	$ 3,062
Revenues:		
Insurance premiums earned	$ (291)	$ 12,796
Net investment income	1,702	5,147
Net realized capital gains (losses)	(103)	125
	1,308	18,068
Costs and expenses:		
Insurance losses and loss adjustment expenses	4,611	15,264
Insurance underwriting expenses	675	6,316
General and administrative expenses	386	223
	5,672	21,803
Operating loss	(4,364)	(3,735)
Interest expense	(2,171)	(2,169)
Loss before income taxes	(6,535)	(5,904)
Income tax benefit	(2,235)	(2,085)
Net loss	$ (4,300)	$ (3,819)
Loss per share:		
Basic	$ (0.30)	$ (0.27)
Diluted	$ (0.30)	$ (0.27)
Shares:		
Basic	14,437	14,319
Diluted	14,437	14,319

	March 31, 2002	December 31, 2001
Total investments	$ 280,000	$ 212,365
Net reserves for losses and loss adjustment expenses	156,439	168,544
Total equity	150,579	155,275
Book value per share	$ 10.43	$ 10.76

Contacts:

John E. Martin
President and Chief Executive Officer
Acceptance Insurance Companies Inc.
800.999.7475

Dwayne D. Hallman
Chief Financial Officer
Acceptance Insurance Companies Inc.
800.999.7475

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        ACCEPTANCE INSURANCE COMPANIES INC.

                                                                        By: /s/ Dwayne D. Hallman
                                                                        Chief Financial Officer and Treasurer

                                                                        May 6, 2002